Exhibit 99.1

Olema Oncology Reports First Quarter 2026 Financial and Operating Results

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Top-line data from the Phase 3 OPERA-01 trial anticipated this fall; Phase 3 OPERA-02 trial continues to enroll patients
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First clinical data from OP-3136 Phase 1 study to be presented at ASCO
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Ended the first quarter with $505.3 million in cash, cash equivalents, and marketable securities

SAN FRANCISCO, May 12, 2026 (Globe NewsWire) – Olema Pharmaceuticals, Inc. (“Olema” or “Olema Oncology”, Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of targeted therapies for breast cancer and beyond, today reported financial and operating results for the first quarter ended March 31, 2026.

“We continued to meaningfully advance our pipeline of novel therapies focused on transforming the metastatic breast cancer treatment paradigm during the first quarter, with top-line data from our Phase 3 OPERA-01 trial of palazestrant as a monotherapy expected this fall and initial Phase 1 clinical data for OP-3136 being presented at ASCO later this month,” said Sean P. Bohen, M.D., Ph.D., President and Chief Executive Officer of Olema Oncology. “We continued patient enrollment in OPERA-02, our Phase 3 trial of palazestrant in combination with ribociclib in the frontline metastatic setting, while advancing our ongoing Phase 1/2 combination studies evaluating palazestrant as a potential combination endocrine therapy of choice for metastatic breast cancer. With important clinical data catalysts on the horizon this year, we believe that we are well-positioned to continue our transformation into a fully integrated oncology company with our first anticipated commercial launch next year.”

Recent Progress

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Presented two preclinical posters at the 2026 American Association for Cancer Research (AACR) Annual Meeting in April:
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The first demonstrated that palazestrant fully recruits the corepressor protein, NCoR1, in vitro, supporting complete estrogen receptor antagonism.
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The second reinforced that palazestrant in combination with OP-3136 drives synergistic anti-tumor activity in in vivo estrogen receptor-positive, human epidermal growth factor receptor 2-negative (ER+/HER2-) breast cancer models.
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Continued enrollment in the pivotal Phase 3 OPERA-02 trial evaluating palazestrant in combination with ribociclib in frontline ER+/HER2- advanced or metastatic breast cancer.
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Advanced enrollment in the Phase 1b/2 study evaluating palazestrant in combination with atirmociclib in ER+/HER2- metastatic breast cancer in collaboration with Pfizer.

Anticipated Upcoming Events

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Present initial clinical data from the Phase 1 study evaluating the safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary efficacy of OP-3136 in a poster presentation at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting.
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Present trial-in-progress poster for the ongoing pivotal Phase 3 OPERA-02 trial evaluating palazestrant in combination with ribociclib in frontline ER+/HER2- metastatic breast cancer at ASCO.

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Report top-line data from the pivotal Phase 3 OPERA-01 trial of palazestrant as a monotherapy in second- and third-line ER+/HER2- metastatic breast cancer in the fall of 2026.

First Quarter 2026 Financial Results

Cash, cash equivalents, and marketable securities as of March 31, 2026, were $505.3 million.

Net loss for the quarter ended March 31, 2026 was $53.1 million, as compared to $30.4 million for the quarter ended March 31, 2025. The increase in net loss for the first quarter was related to higher spending on clinical development and research and corporate-related activities related to late-stage clinical trials for palazestrant and the advancement of OP-3136.

GAAP research and development (R&D) expenses were $49.2 million for the quarter ended March 31, 2026, as compared to $30.6 million for the quarter ended March 31, 2025. The increase in R&D expenses was primarily related to increased spending on clinical development-related activities as we continue to advance palazestrant through late-stage clinical trials and OP-3136 in early-stage clinical studies, and increased personnel-related costs, including an increase in non-cash stock-based compensation expense of $3.3 million, mainly due to higher grant prices in 2026 and higher headcount.

Non-GAAP R&D expenses were $42.7 million for the quarter ended March 31, 2026, excluding $6.6 million non-cash stock-based compensation expense. Non-GAAP R&D expenses were $27.3 million for the quarter ended March 31, 2025, excluding $3.3 million non-cash stock-based compensation expense. A reconciliation of GAAP to non-GAAP financial measures used in this press release can be found at the end of this press release.

GAAP G&A expenses were $8.8 million for the quarter ended March 31, 2026, as compared to $4.2 million for the quarter ended March 31, 2025. The increase in G&A expenses was primarily due to higher corporate-related costs, and personnel-related costs, including an increase in non-cash stock-based compensation expense of $2.5 million, mainly due to higher grant prices in 2026.

Non-GAAP G&A expenses were $5.2 million for the quarter ended March 31, 2026, excluding $3.6 million non-cash stock-based compensation expense. Non-GAAP G&A expenses were $3.2 million for the quarter ended March 31, 2025, excluding $1.1 million non-cash stock-based compensation expense. A reconciliation of GAAP to non-GAAP financial measures used in this press release can be found at the end of this press release.

About Olema Oncology

Olema Oncology is a clinical-stage biopharmaceutical company committed to transforming the standard of care and improving outcomes for patients living with breast cancer and beyond. Olema is advancing a pipeline of novel therapies by leveraging our deep understanding of endocrine-driven cancers, nuclear receptors, and mechanisms of acquired resistance. Our lead product candidate, palazestrant (OP-1250), is a proprietary, orally available complete estrogen receptor antagonist (CERAN) and a selective estrogen receptor degrader (SERD), currently in two Phase 3 clinical trials. In addition, Olema is developing OP-3136, a potent lysine acetyltransferase 6 (KAT6) inhibitor, now in a Phase 1 clinical study. Olema is headquartered in San Francisco and has operations in Cambridge, Massachusetts. For more information, please visit www.olema.com.

About Palazestrant (OP-1250)

Palazestrant (OP-1250) is a novel, orally available small molecule with dual activity as both a complete estrogen receptor antagonist (CERAN) and selective estrogen receptor degrader (SERD). It is currently being investigated in patients with recurrent, locally advanced or metastatic ER-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) breast cancer. In clinical studies, palazestrant completely blocks ER-driven transcriptional activity in both wild-type and mutant forms of metastatic ER+ breast cancer and has demonstrated anti-tumor efficacy along with attractive pharmacokinetics and exposure, favorable tolerability, central nervous system penetration, and combinability with cyclin-dependent kinase 4/6 (CDK4/6) inhibitors. Palazestrant has been granted U.S. Food and Drug Administration (FDA) Fast Track designation for the treatment of ER+/HER2- metastatic breast cancer that has progressed following one or more lines of endocrine therapy with at least one line given in combination with a CDK4/6 inhibitor. It is being evaluated as a single agent in the ongoing pivotal Phase 3 clinical trial, OPERA-01, and in combination with ribociclib in the ongoing pivotal Phase 3 clinical trial, OPERA-02. Palazestrant is also being evaluated in multiple Phase 1/2 studies in combination with ribociclib, palbociclib, alpelisib, everolimus, and atirmociclib.

About OP-3136

OP-3136 is a novel, orally available small molecule that potently and selectively inhibits lysine acetyltransferase 6 (KAT6), an epigenetic target that is dysregulated in breast and other cancers. In preclinical studies, OP-3136 has demonstrated significant anti-proliferative activity in ER+ breast cancer models and is combinable and synergistic with endocrine therapies including palazestrant and cyclin-dependent kinase 4/6 (CDK4/6) inhibitors. The Investigational New Drug (IND) application for OP-3136 was cleared by the U.S. Food and Drug Administration (FDA) in December 2024 and patients are currently enrolling in the Phase 1 clinical study.

Non-GAAP Financial Information

The results presented in this press release include both GAAP information and non-GAAP information. As used in this release, non-GAAP R&D expense is defined by Olema as GAAP R&D expense excluding stock-based compensation expense, and non-GAAP G&A expense is defined by Olema as GAAP G&A expense excluding stock-based compensation expense. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “could,” “expect,” “goal,” “intend,” “may,” “on track,” “potential,” “upcoming,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to the continued advancement of

Olema’s pipeline of product candidates, including palazestrant and OP-3136; the progress, timing, and results of Olema’s clinical trials, including the Phase 3 OPERA-01 and OPERA-02 trials and ongoing Phase 1/2 studies; the expected timing of data readouts, including top-line data from OPERA-01; the potential therapeutic effects and benefits of palazestrant and OP-3136, alone or in combination with each other or with other agents; Olema’s plans to become a fully integrated oncology company; and the timing and potential for a future commercial launch. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in the section titled “Risk Factors” in Olema’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and future filings and reports that Olema makes from time to time with the U.S. Securities and Exchange Commission. Except as required by law, Olema assumes no obligation to update these forward-looking statements, including in the event that actual results differ materially from those anticipated in the forward-looking statements.

Media and Investor Relations Contact

Courtney O’Konek

Vice President, Corporate Communications

Olema Oncology

media@olema.com